Exhibit 4.3

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is made as of the 2nd day of December 1997, by and between OMP Acquisition Corporation, a California corporation (the “Company”), Mandarin Partners LLC (“Mandarin”) and Zein and Samar Obagi Family Trust (“Obagi”). Mandarin and Obagi are referred to collectively as the “Investors”.

RECITALS

WHEREAS, the Company and the Investors are parties to certain stock purchase agreements of even date herewith (collectively, the “Purchase Agreements”);

WHEREAS, in order to induce the Company to enter into the Purchase Agreements and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreements, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to the Investors and certain other matters as set forth herein;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.             Definitions. For purposes of this Agreement:

(a)           The term “Act” means the Securities Act of 1933, as amended.

(b)           The term “Co-Sale Stock” means any shares of the Company’s capital stock now owned or subsequently acquired by any Investor.

(c)           The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d)           The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 8.2 hereof.

(e)           The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(f)            The term “register”, “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g)           The term “Registrable Securities” means (i) any common stock (“Common Stock”) of the Company held or hereafter acquired by a Holder and (ii) any capital stock held or hereafter acquired by a Holder which capital stock is convertible into Common Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 2 are not assigned.

(h)           The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock then outstanding which are Registrable Securities.

(i)            The term “SEC” shall mean the Securities and Exchange Commission.

2.             Registration Rights. The Company covenants and agrees as follows:

2.1           Request for Registration.

(a)           If the Company shall receive at any time at least three (3) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least fifty percent (50%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7,500,000), then the Company shall:

(i)            within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii)           effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 2.1(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 5.7.

(b)           If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 2.1(a) and the Company shall include such information in the written notice referred to in subsection 2.l(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the

Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c)           Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders.

(d)           In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1:

(i)            After the Company has effected two (2) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

(ii)           During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 2.2 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii)          If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.11 below.

2.2           Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 8.7, the Company shall, subject to the provisions of Section 2.7, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

2.3           Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c)           Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)            Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.4           Furnish Information.

(a)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b)           The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.11 if, due to the operation of subsection 2.4(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 2.1(a) or subsection 2.11(b)(2), whichever is applicable.

2.5           Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.1, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company

(including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all Participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1.

2.6           Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.2 for each Holder (which right may be assigned as provided in Section 8.2), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

2.7           Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (i) the amount of securities of the selling shareholders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the selling shareholders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 2.1 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder”, and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder”, as defined in this sentence.

2.8           Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

2.9           Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”); (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)           To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 2.9(b) exceed the gross proceeds from the offering received by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)           If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection will the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)            The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.10         Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)           make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c)           furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.11         Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)           promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)           as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 2.11: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (3) If the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.11; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 2.11; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)           Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 2.11, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration. Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 or 2.2, respectively.

2.12         Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.1 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.1(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.1.

2.13         “Market Stand-Off” Agreement. Each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:

(a)           such agreement shall be applicable only to the first two such registration statements of the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

(b)           all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

(c)           such market stand-off time period shall not exceed one hundred eighty (180) days.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

2.14         Termination of Registration Rights.

(a)           No Holder shall be entitled to exercise any right provided for in this Section 1 after three (3) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

(b)           In addition, the right of any Holder to request registration or inclusion in any registration pursuant to Section 2.2 shall terminate on the closing of the first Company-initiated registered public offering of Common Stock of the Company if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period, or on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period; provided, however, that the provisions of this Section 2.14(b) shall not apply to any Holder who owns more than two percent (2%) of the Company’s outstanding stock until such time as such Holder owns less than two percent (2%) of the outstanding stock of the Company.

3.             Covenants of the Company.

3.1           Delivery of Financial Statements. The Company shall deliver to each Investor:

(a)           as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a cash flow statement for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“gaap”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)           as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, a cash flow statement for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c)           as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including income statements, balance sheets, and cash flow statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d)           with respect to the financial statements called for in subsection (b) of this Section 3.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with gaap consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by gaap) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

(e)           such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 3.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

3.2           Inspection. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

4.             Co-Sale Rights.

4.1           Sales by Mandarin.

(a)           If Mandarin proposes to sell or transfer any shares of Co-Sale Stock in one or more related transactions, then Mandarin shall promptly give written notice (the “Notice”) to the Company and Obagi at least twenty (20) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the class, series and number of shares of Co-Sale Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions or Sections 4.1 or 4.2 hereof, the Notice shall state under which Section of this Agreement the sale or transfer is being made.

(b)           Obagi shall have the right, exercisable upon written notice to Mandarin within fifteen (15) days after receipt of the Notice, to participate in such sale of Co-Sale Stock on the same terms and conditions; provided, that Obagi owns shares of the same class or classes as the Co-Sale Stock identified in the Notice. The parties acknowledge that the Series A Preferred Stock and the Series B Preferred of the Company are of the same class of stock and are to be treated as such for the purposes of this Section 4.

(c)           Obagi may sell all or any part of that number or shares of Co-Sale Stock, of the same class and/or series as that identified in the Notice, equal to the product obtained by multiplying (i) the aggregate number of shares of Co-Sale Stock covered by the Notice by (ii) a fraction the numerator of which is the number of shares of Co-Sale Stock of the same class and/or series identified in the Notice owned by Obagi at the time of the sale or transfer and the denominator of which is the total number of shares of Co-Sale Stock of the same class and/or series identified in the Notice owned by Mandarin and Obagi at the time of the sale or transfer.

(d)           Obagi shall effect its participation in the sale by promptly delivering to Mandarin for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Co-Sale Stock which Obagi elects to sell.

(e)           The stock certificate or certificates that Obagi delivers to Mandarin pursuant to Section 4.l(d) shall be transferred to the prospective purchaser in consummation of the sale of the Co-Sale Stock pursuant to the terms and conditions specified in the Notice, and Mandarin shall concurrently therewith remit to Obagi that portion of the sale proceeds to which

Obagi is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from Obagi, Mandarin shall not sell to such prospective purchaser or purchasers any Co-Sale Stock unless and until, simultaneously with such sale, Mandarin shall purchase such shares from Obagi for the same consideration and on the same terms and conditions as the proposed transfer described in the Notice.

(f)            The exercise or non-exercise of the rights of Obagi to participate in one or more sales of Co-Sale Stock made by Mandarin shall not adversely affect Obagi’s rights to participate in subsequent sales of Co-Sale Stock subject to Section 4.l (a).

(g)           If Obagi does not elect to participate in the sale of the Co-Sale Stock subject to the Notice, Mandarin may, not later than ninety (90) days following delivery to the Company and Obagi of the Notice, conclude a transfer of not less than all of the Co-Sale Stock covered by the Notice on terms and conditions not more favorable to the transferor than those described in the Notice. Any proposed transfer on terms and conditions more favorable than those described in the Notice, as well as any subsequent proposed transfer of any of the Co-Sale Stock by Mandarin, shall again be subject to the co-sale rights of Obagi and shall require compliance by Mandarin with the procedures described in this Section 4.1.

4.2           Exempt Transfers.

(a)           Notwithstanding the foregoing, the co-sale rights of Obagi shall not apply to (i) any pledge of Co-Sale Stock made pursuant to a bona fide loan transaction that creates a mere security interest, (ii) any bona fide gift or charitable donation or (iii) any distribution to the members of Mandarin; provided that (A) Mandarin shall inform Obagi of such pledge, transfer, gift, donation or distribution prior to effecting it and (B) the pledgee, transferee, donee or distributee shall furnish Obagi with a written agreement to be bound by and comply with all provisions of Section 4 of this Agreement. Such transferred Co-Sale Stock shall remain “Co-Sale Stock” hereunder, and such pledgee, transferee or donee shall be treated as “Mandarin” for purposes of this Agreement.

(b)           Notwithstanding the foregoing, the provisions of Section 4 shall not apply to the sale of any Co-Sale Stock (i) to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Act or (ii) to the Company.

4.3           Prohibited Transfers.

(a)           In the event Mandarin should sell any Co-Sale Stock in contravention of the co-sale rights of Obagi under this Agreement (a “Prohibited Transfer”), Obagi in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and Mandarin shall be bound by the applicable provisions of such option.

(b)           In the event of a Prohibited Transfer, Obagi shall have the right to sell to Mandarin the type and number of shares of Co-Sale Stock equal to the number of shares Obagi would have been entitled to transfer to the purchaser under Section 4.1 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i)            The price per share at which the shares are to be sold to Mandarin shall be equal to the price per share paid by the purchaser to Mandarin in the Prohibited Transfer.

(ii)           Within thirty (30) days after the later of the dates on which the Obagi (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, Obagi shall, if exercising the option created hereby, deliver to Mandarin the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii)          Mandarin shall, upon receipt of the certificate or certificates for the shares to be sold by Obagi, pursuant to this Section 4.3, pay the aggregate purchase price therefor, in cash or by other means acceptable to Obagi.

(iv)          Notwithstanding the foregoing, any attempt by Mandarin to transfer Co-Sale Stock in violation of Section 4 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of Obagi.

5.             Participation in Certain Transactions.

5.1           Approved Sale. If, at any time prior to the termination of this Agreement, the Company’s Board of Directors (acting in accordance with its fiduciary duties) and the holders of a majority of the Co-Sale Stock shall approve a sale of a majority of the stock or substantially all of the assets of the Company (each, an “Approved Sale”), then subject to Section 5.2 below: (i) Obagi shall consent to and raise no objection against the Approved Sale; (ii) if the Approved Sale is structured in whole or in part as a merger or consolidation, or a sale of all or substantially all assets, Obagi shall waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale; (iii) if the Approved Sale is structured in whole or part as a sale of securities, Obagi agrees to sell its respective securities on the terms and conditions approved by the Company’s shareholders in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale, and effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale.

5.2           Conditions to Obagi’s Obligations. The obligations of Obagi with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) if any holder of a class and series of stock held by Obagi is given an option as to the form and amount of consideration to be received, Obagi will be given the same option; and (ii) Obagi’s maximum indemnification liability pursuant to the Approved Sale shall not exceed the amount of proceeds received by Obagi from such Approved Sale.

5.3           Approved Sale Expenses. Obagi shall bear its pro-rata share (based upon the number of shares sold) of the reasonable out-of-pocket costs of an sale of Co-Sale Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Co-Sale Stock and are not otherwise paid by the Company or the acquiring party.

6.             Restrictions on Transfer.

6.1           Obagi shall be prohibited from selling or otherwise transferring any shares of Registrable Securities or Co-Sale Stock issued or issuable to it or from selling or otherwise transferring any right to acquire such securities to any party other than Mandarin at any time prior to the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act covering the offer and sale of the Company’s Common Stock at an aggregate offering price of not less than $7,500,000, (ii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company’s capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary or (iii) the tenth anniversary of the date of this Agreement (provided that in the case of clause (iii) hereof, after such tenth anniversary Obagi may sell or otherwise transfer such Registered Securities or Co-Sale Stock only in compliance with Section 6.2 below).

6.2           If an event specified in clause (i) or (ii) of Section 6.1 shall have not yet occurred as of the tenth anniversary of the date of this Agreement and Obagi desires to sell or otherwise transfer any such Registrable Securities or Co-Sale Stock (the “Target Stock”) at any time after such tenth anniversary, then Obagi shall promptly deliver to the Company and Mandarin written notice of the intended disposition and the terms and conditions thereof, including the identity of any proposed purchaser and the price per share of the securities to be so disposed (the “Offer Notice”). Thereafter, the Company and Mandarin or either of them may elect to purchase any or all of the Target Stock on the terms and conditions set forth in the Offer Notice, such purchase to occur within twenty (20) business days after receipt by the Company and Mandarin of the Offer Notice (the “Wait Period”). The Company and Mandarin shall each negotiate in good faith in determining any allocation between them of the Target Stock offered in the Offer Notice. If the Company and Mandarin or either of them have not purchased all such Target Stock prior to expiration of the Wait Period, the Company’s and Mandarin’s right to purchase any Target Stock not so purchased by them shall lapse, expire and be of no further effect. Any Target Stock not purchased by the Company or by Mandarin which is thereafter transferred by Obagi to a third party shall be subject to the provisions of Sections 5 and 6, and such transferee shall, as a condition precedent to such transfer, agree to be bound by the provisions of Sections 5 and 6 and shall be treated as “Obagi” for the purposes of Sections 5 and 6.

7.             Repurchase Obligations.

7.1           In the event Zein Obagi, M.D.’s employment with the Company is terminated under that certain Employment Agreement of even date herewith by and between Zein Obagi, M.D. and the Company (the “Employment Agreement”) on any ground articulated in Sections 6(b)(i) (but only if such employment is terminated due to Zein Obagi, M.D.’s failure to devote at least 20 hours per week of his business time and attention to the business of OMP as an employee thereof), 6(b)(ii), 6(b)(iii), 6(b)(iv) or 6(b)(vi) of such Employment Agreement, then the Company may, in its sole discretion, elect to repurchase any shares of Common Stock held by Obagi at the then fair market value per share of such stock if the Company also repurchases any and all Series B Preferred Stock of the Company held by Obagi at a price per share equal to the original price per share paid by Obagi for such shares plus an amount equal to any accrued and unpaid dividends associated with each such share, and in such event Obagi agrees to so sell such Common Stock and Series B Preferred Stock to the Company. The amount to be paid by the Company for each share of Common Stock and Series B Preferred Stock shall be adjusted to give effect to any stock splits, reverse stock splits or recapitalizations effecting such shares.

7.2           The fair market value of Obagi’s Common Stock for the purposes of Section 7.1 shall be determined as follows: each of Obagi and the Company shall promptly pick a third party independent appraisal firm of national recognition and each such appraisal firm shall promptly value the Common Stock to be so repurchased. If the aggregate valuations of such stock by such two appraisal firms are within ten percent (10%) of each other, the value of such stock shall be the average of such appraisal valuations. If such valuations are not within ten percent (10%) of each other, then such two appraisal firms shall promptly choose a third appraisal firm of national recognition and such third appraisal firm shall promptly determine the aggregate valuation of such stock, such valuation to be binding on the parties. The Company shall bear the costs of such appraisals.

8.             Miscellaneous.

8.1           Legend. In addition to any legends required by applicable federal and state securities laws, certificates representing Registrable Securities and/or Co-Sale Stock shall be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS’ RIGHTS AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF

SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

Mandarin agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 8.1 to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

8.2           Assignment of Rights. The rights provided by this Agreement may be assigned (but only with all related obligations) by a Holder or Investor to a transferee or assignee of all or part of such Investor’s or Holder’s Registrable Securities and/or Co-Sale Stock, provided; (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.13 above; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities and/or Co-Sale Stock held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities and/or Co-Sale Stock by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of rights pursuant to this Agreement shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement.

8.3           Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4           Term. The provisions set forth in Sections 3 through 6 of this Agreement shall terminate upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act covering the offer and sale of the Company’s Common Stock at an aggregate offering price of not less than $7,500,000 and (ii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company’s capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary. The provisions set forth in Section 2 of this Agreement shall terminate in the manner set forth in Section 2.14 above.

8.5           Governing law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

8.6           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.8           Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

8.9           Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10         Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

8.11         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.12         Aggregation of Stock. All shares of Registrable Securities and Co-Sale Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

8.13         Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

OMP ACQUISITION CORPORATION

By:	/s/ Ian G. Walker
Ian G. Walker, Vice President

Address:	c/o Polar Vision 625 Alaska Avenue Torrance, California 90503

INVESTORS:

MANDARIN PARTNERS LLC

By its Manager: Mandarin Management Partners, Inc.

By:	/s/ Peter P. Tong

Name:	Peter P. Tong

Its:	President

Address:	c/o Polar Vision
625 Alaska Avenue, Torrance, CA 90503

ZEIN AND SAMAR OBAGI FAMILY TRUST

By:	/s/ Zein Obagi
Zein Obagi, Trustee

Address:	c/o Zein Obagi, M.D. 9033 Wilshire Boulevard Beverly Hills, California 90211

DEC 11 2000

FIRST AMENDMENT TO
INVESTORS’ RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of November 15, 2000, by and between Obagi Medical Products, Inc., a California corporation (the “Company”) (formerly known as OMP Acquisition Corporation), Mandarin Partners LLC (“Mandarin”) and the Zein and Samar Obagi Family Trust (the “Obagi Trust”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Parties entered into an Investors’ Rights Agreement, dated December 2, 1997 (the “Investors’ Rights Agreement”); and

WHEREAS the Parties desire to amend the Investors’ Rights Agreement to increase to three (3) from two (2) the number of registrations (as that term is defined in the Investors’ Right Agreement) filed in compliance with the Securities Act of 1933 after which the Company shall not be obligated to take any action to effect any further registrations; and

WHEREAS the Parties desire to amend the Investors’ Rights Agreement to provide that no Holder (as that term is defined in the Investors’ Rights Agreement) shall be held jointly and severally liable with any other Holder for any indemnification arising under Section 2.9(b) of the Investors’ Rights Agreement; and

WHEREAS the Parties desire to amend the Investors’ Rights Agreement to provide that a selling Holder’s indemnification obligation under Section 2.9(d) of the Investors’ Rights Agreement shall not exceed the amount of gross proceeds from the offering received by such selling Holder; and

WHEREAS the Parties desire to amend the Investors’ Rights Agreement to provide that the Company shall pay all expenses incurred in connection with a registration requested pursuant to Section 2.11 of the Investors’ Rights Agreement as further described below, but excluding any underwriter’s discounts or commissions associated with Registrable Securities (as that term is defined in Investors’ Rights Agreement); and

WHEREAS the Parties desire to amend Section 2.14(a) of the Investors’ Rights Agreement to increase to five (5) the number of years after which no Holder shall be entitled to exercise any right provided under Section 2 of the Investors’ Rights Agreement following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act, and to delete the words “Section 1” and replace such words with “Section 2” to accurately reflect the intent of the parties.

NOW, THEREFORE, in consideration of the mutual premises and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Section 2.1(d)(i) of the Investors’ Rights Agreement is hereby amended by deleting all of said Section 2. l(d)(i) and replacing it with the following:

“(i) After the Company has effected three (3) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;”.

2. Section 2.9(b) of the Investors’ Rights Agreement is hereby amended by deleting all of said Section 2.9(b) and replacing it with the following:

“(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigation or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 2.9(b) exceed the gross proceeds from the offering received by such Holder. In no event shall a selling Holder be jointly and severally liable with any other selling Holder for any indemnification arising under this Section 2.9(b).”

3. Section 2.9(d) of the Investors’ Rights Agreement is hereby amended by deleting all of said Section 2.9(d) and replacing it with the following:

“(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand

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and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding any provision to the contrary in this Section 2.9(d), in the event that the indemnifying party is a selling Holder, in no event shall the selling Holder’s obligation to contribute any amounts hereunder exceed the amount of gross proceeds from the offering received by such Holder.”

4. Section 2.11(c) of the Investors’ Rights Agreement is hereby amended by deleting all of said Section 2.11(c) and replacing it with the following:

“(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 2.11, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders if Company counsel does not make itself available for this purpose, and counsel for the Company, but excluding any underwriter’s discounts or commissions associated with Registrable Securities, shall be borne and paid for by the Company. Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 or 2.2, respectively.”

5. Section 2.14(a) of the Investors’ Rights Agreement is hereby amended by deleting all of said Section 2.14(a) and replacing it with the following:

“(a) No Holder shall be entitled to exercise any right provided for in this Section 2 after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.”

6. Effect of Amendment. All terms and provisions of the Investors’ Rights Agreement shall continue in full force and effect except as expressly modified in this Agreement. Each reference in the Investors’ Rights Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Investors’ Rights Agreement in any and all instruments or documents provided for in the Investors’ Rights Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Investors’ Rights Agreement as amended hereby.

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7. No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer upon any person, other than the parties hereto, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9. Choice of Law; Headings. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (regardless of such state’s conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof. Headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

OBAGI MEDICAL PRODUCTS, INC.
By:	/s/ Phillip J. Rose
Phillip J. Rose

Its:	President

SHAREHOLDERS:
MANDARIN PARTNERS LLC
By:	/s/ Peter P. Tong
Peter P. Tong

Its:	Manager

ZEIN AND SAMAR OBAGI FAMILY TRUST
By:	/s/ Dr. Zein Obagi
Dr. Zein Obagi

Its:	Trustee

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SECOND AMENDMENT TO
INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO INVESTORS’ RIGHTS AGREEMENT (this “Amendment”) is entered into as of January    , 2001, by and among OMP, Inc., a Delaware corporation (the “Company”) (successor to Obagi Medical Products, Inc. which was formerly known as OMP Acquisition Corporation), Mandarin Partners LLC (“Mandarin”), and the Zein and Samar Obagi Family Trust (“Obagi”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Parties entered into an Investors’ Rights Agreement, dated as of December 2, 1997, as amended as of November 15, 2000 (the “Investors’ Rights Agreement”); and

WHEREAS, Mandarin has made a distribution of the Company’s capital stock owned by it to its beneficial owners; Stonington Capital Appreciation 1994 Fund, L.P. (“Stonington”), Peter P. Tong, Tong Family Limited Partnership, Ian G. Walker and Noel Urben (collectively, the “Mandarin Investors”); and

WHEREAS, the Company, Mandarin and Obagi desire to amend the Investors’ Rights Agreement to eliminate all rights of Mandarin under the Investors’ Rights Agreement, release Mandarin from its obligations under the Investors’ Rights Agreement and allow each of the Mandarin Investors to join the Investors’ Rights Agreement as if it or he was an original party thereto.

NOW, THEREFORE, in consideration of the mutual premises and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.         Transfer of Mandarin’s Interest. Effective upon the execution and delivery of this Amendment by the Parties and the Mandarin Investors, Mandarin shall assign and transfer, and the Mandarin Investors agree to assume, all of Mandarin’s rights and obligations under the Investors’ Rights Agreement. Without limiting the generality of the foregoing, each of the members of the Mandarin Investors shall be a “Holder” (as defined in the Investors’ Rights Agreement) and agrees to be bound by and subject to the terms and conditions of the Investors’ Rights Agreement, including, without limitation, the provisions of Section 2.3 of the Investors’ Rights Agreement. Effective upon the execution and delivery of this Amendment by the Mandarin Investors, Mandarin shall be released from all rights and obligations it has under the Investors’ Rights Agreement.

2.         Amendments to the Investors’ Rights Agreement.

(a)       Definitions. Section 1 of the Investors’ Rights Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“The term “Co-Sale Investors” shall mean, collectively, Obagi and each of the Mandarin Individual Investors.

The term “Mandarin Investors” shall mean, collectively, Stonington, Peter P. Tong, Tong Family Limited Partnership, Ian G. Walker and Noel Urben.

The term “Mandarin Individual Investors” shall mean, collectively, Peter P. Tong, Tong Family Limited Partnership, Ian G. Walker and Noel Urben.

The term “Stonington” shall mean Stonington Capital Appreciation 1994 Fund, L.P.”

(b) Co-Sale Rights. Section 4 of the Investors’ Rights Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“4.       Co-Sale Rights.

4.1       Sales by Stonington.

(a)       If Stonington proposes to sell or transfer any shares of Co-Sale Stock in one or more related transactions, then Stonington shall promptly give written notice (the “Notice”) to the Company and each of the Co-Sale Investors at least twenty (20) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the class, series and number of shares of Co-Sale Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions or Sections 4.1 or 4.2 hereof, the Notice shall state under which section of this Agreement the sale or transfer is being made.

(b)       Each of the Co-Sale Investors shall have the right, exercisable upon written notice to Stonington within fifteen (15) days after receipt of the Notice, to participate in such sale of Co-Sale Stock on the same terms and conditions; provided, that such Co-Sale Investor owns shares of the same class or classes as the Co-Sale Stock identified in the Notice.

(c)       Each of the Co-Sale Investors may sell all or any part of that number of shares of Co-Sale Stock, of the same class and/or series as that identified in the Notice, equal to the product obtained by multiplying (i) the aggregate number of shares of Co-Sale Stock covered by the Notice by (ii) a fraction the numerator of which is the number of shares of Co-Sale Stock of the same class and/or series identified in the Notice owned

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by such Co-Sale Investor at the time of the sale or transfer and the denominator of which is the total number of shares of Co-Sale Stock of the same class and/or series identified in the Notice owned by Stonington and all Co-Sale Investors at the time of the sale or transfer.

(d)       Each of the Co-Sale Investors shall effect its participation in the sale by promptly delivering to Stonington for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Co-Sale Stock which such Co-Sale Investor elects to sell.

(e)       The stock certificate or certificates that any Co-Sale Investor delivers to Stonington pursuant to Section 4.1(d) shall be transferred to the prospective purchaser in consummation of the sale of the Co-Sale Stock pursuant to the terms and conditions specified in the Notice, and Stonington shall concurrently therewith remit to such Co-Sale Investor that portion of the sale proceeds to which such Co-Sale Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from any Co-Sale Investor, Stonington shall not sell to such prospective purchaser or purchasers any Co-Sale Stock unless and until, simultaneously with such sale, Stonington shall purchase such shares from such Co-Sale Investor for the same consideration and on the same terms and conditions as the proposed transfer described in the Notice.

(f)        The exercise or non-exercise of the rights of each Co-Sale Investor to participate in one or more sales of Co-Sale Stock made by Stonington shall not adversely affect any Co-Sale Investor’s rights to participate in subsequent sales of Co-Sale Stock subject to Section 4.1 (a).

(g)       If any of the Co-Sale Investors does not elect to participate in the sale of the Co-Sale Stock subject to the Notice, Stonington may, not later than ninety (90) days following delivery to the Company and the Co-Sale Investors of the Notice, conclude a transfer of not less than all of the Co-Sale Stock covered by the Notice on terms and conditions not more favorable to the transferor than those described in the Notice. Any proposed transfer on terms and conditions more favorable than those described in the Notice, as well as any subsequent proposed transfer of any of the Co-Sale Stock by Stonington, shall again be subject to the co-sale rights of each of the Co-Sale Investors and shall require compliance by Stonington with the procedures described in this Section 4.1.

4.2       Exempt Transfers.

(a)       Notwithstanding the foregoing, the co-sale rights of the Co-Sale Investors shall not apply to (i) any pledge of Co-Sale Stock made pursuant to a bona fide loan transaction that creates a mere security interest, (ii) any bona fide gift or charitable donation or (iii) any distribution to the partners of Stonington; provided that (A) Stonington shall inform each of the Co-Sale Investors of such pledge, transfer, gift,

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donation or distribution prior to effecting it and (B) the pledgee, transferee, donee or distributee shall furnish each of the Co-Sale Investors with a written agreement to be bound by and comply with all provisions of Section 4 of this Agreement. Such transferred Co-Sale Stock shall remain “Co-Sale Stock” hereunder, and such pledgee, transferee or donee shall be treated as “Stonington” for purposes of this Agreement.

(b)       Notwithstanding the foregoing, the provisions of Section 4 shall not apply to the sale of any Co-Sale Stock (i) to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Act or (ii) to the Company,”

(c)       Restrictions on Transfer. Section 6 of the Investors’ Rights Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.       Restrictions On Transfer.

6.1       Obagi shall be prohibited from selling or otherwise transferring any shares of Registrable Securities or Co-Sale Stock issued or issuable to it or from selling or otherwise transferring any right to acquire such securities to any party other than the Mandarin Investors at any time prior to the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act covering the offer and sale of the Company’s Common Stock at an aggregate offering price of not less than $7,500,000, (ii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company’s capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary or (iii) the tenth anniversary of the date of this Agreement (provided that in the case of clause (iii) hereof, after such tenth anniversary Obagi may sell or otherwise transfer such Registered Securities or Co-Sale Stock only in compliance with Section 6.2 below).

6.2       If an event specified in clause (i) or (ii) of Section 6.1 shall have not yet occurred as of the tenth anniversary of the date of this Agreement and Obagi desires to sell or otherwise transfer any such Registrable Securities or Co-Sale Stock (the “Target Stock”) at any time after such tenth anniversary, then Obagi shall promptly deliver to the Company and each of the Mandarin Investors written notice of the intended disposition and the terms and conditions thereof, including the identity of any proposed purchaser and the price per share of the securities to be so disposed (the “Offer Notice”). Thereafter, the Company and the Mandarin Investors or any of them may elect to purchase any or all of the Target Stock on the terms and conditions set forth in the Offer Notice, such purchase to occur within twenty (20) business days after receipt by the Company and the Mandarin Investors of the Offer Notice (the “Wait Period”). The Company and the Mandarin Investors shall each negotiate in good faith in determining any allocation between them of the Target Stock offered in the Offer Notice. If the Company and the Mandarin Investors or any of them have not purchased all such Target Stock prior to expiration of the Wait Period, the Company’s and the Mandarin Investors’ right to

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purchase any Target Stock not so purchased by them shall lapse, expire and be of no further effect. Any Target Stock not purchased by the Company or by the Mandarin Investors which is thereafter transferred by Obagi to a third party shall be subject to the provisions of Sections 5 and 6, and 16 such transferee shall, as a condition precedent to such transfer, agree to be bound by the provisions of Sections 5 and 6 and shall be treated as “Obagi” for the purposes of Sections 5 and 6.”

3.         Effect of Amendment. All terms and provisions of the Investors’ Rights Agreement shall continue in full force and effect except as expressly modified in this Amendment. Each reference in the Investors’ Rights Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Investors’ Rights Agreement in any and all instruments or documents provided for in the Investors’ Rights Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Investors’ Rights Agreement as amended hereby.

4.         No Third-Party Beneficiaries. Nothing expressed or implied in this Amendment is intended to confer upon any person, other than the parties hereto, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Amendment.

5.         Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.         Choice of Law; Headings. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California (regardless of such state’s conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof. Headings in this Amendment are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

7.         Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

OBAGI MEDICAL PRODUCTS, INC.
By:	/s/ Phillip J. Rose
Phillip J. Rose, President

SHAREHOLDERS:

MANDARIN PARTNERS LLC
By:	/s/ Peter P. Tong
Peter P. Tong, Manager

ZEIN AND SAMAR OBAGI FAMILY TRUST
By:	/s / Dr. Zein Obagi
Dr. Zein Obagi, Trustee

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NEW SHAREHOLDERS:
STONINGTON CAPITAL APPRECIATION 1994 FUND, L.P.
By:	Stonington Partners, L.P., its general partner

By:	Stonington Partners, Inc., its general partner

By:
Name:
Title:
767 Fifth Avenue New York, New York 10153
/s/ Peter P. Tong
Peter P. Tong 685 Spring Street PMB 210 Friday Harbor, Washington 98250
TONG FAMILY LIMITED PARTNERSHIP

By:	/s/ Peter P. Tong
Peter P. Tong, Trustee 685 Spring Street PMB 210 Friday Harbor, Washington 98250

/s/ Ian G. Walker
Ian G. Walker c/o 310 Golden Shore Long Beach, California 90802

Noel Urben 86 Doubling Road Greenwich, CT 06830

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NEW SHAREHOLDERS:
STONINGTON CAPITAL APPRECIATION 1994 FUND, L.P.

By:	Stonington Partners, L.P., its general partner
	By:	Stonington Partners, Inc., its general partner

By:
Name:
Title:
767 Fifth Avenue New York, New York 10153

Peter P. Tong 685 Spring Street PMB 210 Friday Harbor, Washington 98250
TONG FAMILY LIMITED PARTNERSHIP

By:
Peter P. Tong, Trustee 685 Spring Street PMB 210 Friday Harbor, Washington 98250

/s/ Ian G. Walker
Ian G. Walker c/o 310 Golden Shore Long Beach, California 90802
/s/ Noel Urben
Noel Urben 86 Doubling Road Greenwich, CT 06830

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